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The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(a joint stock limited company incorporated in the People's Republic of China) (Stock Code: 525)


Connected Transaction


On 15 December 2005, the Company entered into the Management Agreements with GR Project Centre to appoint GR Project Centre to monitor and supervise the proposed construction of the fourth railway lines between Guangzhou and Xintang and between Xintang and Pinghu respectively.

The Management Agreements constitute a connected transaction for the Company under the Listing Rules. As the applicable percentage ratios (as defined in the Listing Rules) are more than 0.1% but less than 2.5%, in accordance with Rule 14A.32 of the Listing Rules, details of the transaction are required to be disclosed in this announcement and included in the Company's next published annual report and accounts.

The Company has not entered into any binding agreement or memorandum or letter of intent in respect of the proposed construction of the fourth railway lines between Guangzhou and Xintang and between Xintang and Pinghu respectively.

Further announcement(s) will be made as and when appropriate pursuant to the Listing Rules.

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The Guangzhou-Xintang Management Agreement

Date: 15 December 2005

Parties:  (1)  The Company

          (2)  GR Project Centre

Services to be provided by GR Project Centre: GR Project Centre shall be responsible for the overall management of the proposed construction of the railway line between Guangzhou and Xintang including co-ordination of the project items design, arrangement for budgeted expenses, carrying out tender process in accordance with the PRC regulations and the requirements of the Ministry of Railways, project quality supervision, and land resumption and demolition works.

Management fee: Based on the budgeted construction cost, the total management fee is approximately RMB 7,886,000 (equivalent to approximately HK$7,534,875). Such management fee was determined at a percentage of the construction cost in accordance with the requirements of the Ministry of Finance. The fee was agreed after arm's length negotiations between the Company and GR Project Centre and shall be settled once a year in accordance with the progress of the construction, with the balance fully settled upon completion of the construction project. The fee shall be settled in cash by the Company's internal resources.


The Xintang-Pinghu Management Agreement

Date: 15 December 2005

Parties:  (1)  The Company

          (2)  GR Project Centre

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Services to be provided by GR Project Centre: GR Project Centre shall be responsible for the overall management of the proposed construction of the railway line between Xintang and Pinghu including co-ordination of the project items design, arrangement for expenditure planning, carrying out tender process in accordance with the PRC regulations and the requirements of the Ministry of Railways, project quality supervision, and land resumption and demolition works.

Management fee: Based on the budgeted construction cost, the total management fee is approximately RMB9,285,000 (equivalent to approximately HK$8,871,584). Such management fee was determined at a percentage of the construction cost in accordance with the requirements of the Ministry of Finance. The fee was agreed after arm's length negotiations between the Company and GR Project Centre and shall be settled once a year in accordance with the progress of the construction, with the balance fully settled upon completion of the construction project. The fee shall be settled in cash by the Company's internal resources.


Reasons For And Benefits Of The Transactions Under The Management Agreements

GR Project Centre is the railway projects construction management unit of the Parent Company which is responsible for the co-ordination and management of railway construction projects. It has obtained the relevant qualification on railway construction management required by the Ministry of Railways.

Pursuant to the Management Agreements, GR Project Centre will, among others, be engaged in the organization and implementation of tenders for construction projects and tenders for project supervision and equipment, projects management, organization of or participation in the

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examination of completed projects, preparation of the final accounts, and carrying out procedures for the handover of assets in accordance with financial management requirements.

The Company has previously engaged GR Project Centre to provide similar services during the 2 years preceding the issue of this announcement. Such transaction was exempt from the reporting, announcement and independent shareholders' approval requirements under the Listing Rules.


Connected Transaction

The Directors, including the independent non-executive Directors, believe that the terms of the Management Agreements are on normal commercial terms and are fair and reasonable insofar as the interests of the Shareholders are concerned.

GR Project Centre as a functional division subordinates to the Parent Company, is a connected person of the Company within the meaning of the Listing Rules. The Management Agreements constitute a connected transaction for the Company under the Listing Rules. As the applicable percentage ratios (as defined in the Listing Rules) are more than 0.1% but less than 2.5%, in accordance with Rule 14A.32 of the Listing Rules, details of the transaction are required to be disclosed in this announcement and included in the Company's next published annual report and accounts.


General

The Company is principally engaged in railway passenger and freight transportation business between Guangzhou and Shenzhen and certain long-distance passenger transportation services.

The Company has not entered into any binding agreement or memorandum or letter of intent in respect of the proposed construction of the fourth railway lines between Guangzhou

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and Xintang and between Xintang and Pinhu of its fourth railway lines between
Guangzhou and Shenzhen. It is currently expected that the construction will complete by the end of 2007.

Further announcement(s) will be made as and when appropriate and necessary pursuant to the Listing Rules.


Definitions

In this announcement, unless the context otherwise requires, the following terms shall have the following meanings:

"Company" Guangshen Railway Company Limited, a joint stock limited company incorporated in the PRC, the H shares of which are listed on HKSE (Stock Code
525) and the American depository shares of which are listed on The New York Stock Exchange, Inc.

"Directors" the directors of the Company


"GR Project Centre" (Guangzhou Railway (Group) Company Construction Project Management Centre)

"Guangzhou-Xintang Management Agreement" the management agreement entered into between the Company and GR Project Centre on 15 December 2005 in relation to the supervision of the proposed construction of the railway line between Guangzhou and Xintang

"HK$" Hong Kong dollars, the lawful currency of Hong Kong

"HKSE" The Stock Exchange of Hong Kong Limited

"Hong Kong" The Hong Kong Special Administrative Region of the PRC

"Listing Rules" The Rules Governing the Listing of

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Securities on HKSE

"Management Agreements" Guangzhou-Xintang Management Agreement and the Xintang-Pinghu Management Agreement

"Ministry of Finance" the Ministry of Finance of the PRC

"Ministry of Railways" the Ministry of Railways of the PRC

"Parent Company" Guangzhou Railway (Group) Company, a state-owned enterprise under the administration of the Ministry of Railways and also the controlling shareholder holding 66.99% interest in the Company

"PRC" the People's Republic of China

"RMB" Renminbi, the lawful currency of the PRC

"Shareholder(s)" shareholders of the Company

"Xintang-Pinghu Management Agreement" the Agreement entered into between the Company and GR Project Centre on 15 December 2005 in relation to the supervision of the proposed construction of the railway line between Xintang and Pinghu

"%" per cent

Unless otherwise specified, the RMB amounts shown in this announcement have been translated into HK$ at an exchange rate of HK$100.00 = RMB104.66 for indication purposes only.


By Order of the Board
Guangshen Railway Company Limited
Guo Xiangdong
Company Secretary

Shenzhen, The People's Republic of China, 15 December 2005

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As the date of this announcement, the executive directors of the Company are Wu
Junguang, Li Kelie and Yang Jinzhong; the non-executive directors of the Company are Hu Lingling, Wu Houhui and Wen Weiming; and the independent non-executive directors of the Company are Chang long Cheong, Deborah Kong and Wilton Chau Chi Wai.